UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
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This Schedule 14A filing relates to the proposed business combination (the “Business Combination”) of Avista Healthcare Public Acquisition Corp. (“AHPAC”) and Envigo International Holdings, Inc. (“Envigo”), pursuant to the terms of the Transaction Agreement, by and among AHPAC, Envigo, Avista Healthcare Merger Sub, Inc., Avista Healthcare NewCo, LLC and Jermyn Street Associates, LLC, solely in its capacity as Shareholder Representative (as defined therein).

On August 21, 2017, AHPAC held an investor relations call during which AHPAC discussed the execution of the Transaction Agreement and the proposed Business Combination. The following is a copy of the transcript of that call:

Additional Information About the Business Combination

In connection with the proposed Business Combination between Envigo and AHPAC, AHPAC intends to file with the Securities and Exchange Commission (“SEC”) a preliminary and definitive proxy statement and will mail a definitive proxy statement and other relevant documentation to AHPAC’s shareholders. AHPAC’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein as these materials will contain important information about AHPAC, Envigo and the Business Combination. The definitive proxy statement will be mailed to AHPAC’s shareholders as of a record date to be established for voting on the proposed Business Combination when it becomes available. Shareholders will also be able to obtain a copy of the preliminary and definitive proxy statement once it is available, without charge, at the SEC’s website at http://sec.gov or by directing a request to: Avista Healthcare Public Acquisition Corp., 65 East 55th Street, 18th Floor, New York, NY 10022.

AHPAC shareholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about AHPAC and Envigo, once such documents are filed with the SEC.

Participants in the Solicitation

AHPAC and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from AHPAC’s shareholders in connection with the proposed Business Combination. Shareholders are urged to carefully read the proxy statement regarding the proposed Business Combination when it becomes available, because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of AHPAC’s shareholders in connection with the proposed Business Combination will be set forth in the proxy statement when it is filed with the SEC. Information about AHPAC’s executive officers and directors also will be set forth in the proxy statement relating to the proposed Business Combination when it becomes available.

Disclaimer

This Schedule 14A filing shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This Schedule 14A filing relates to a proposed Business Combination between AHPAC and Envigo.

Forward Looking Statement

This Schedule 14A filing includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of AHPAC, Envigo or the combined company after completion of the Business Combination are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Termination Agreement and the proposed Business Combination contemplated therein; (2) the inability to complete the transactions contemplated by the Transaction Agreement due to the failure to obtain approval of the stockholders of AHPAC or other conditions to closing in the Transaction Agreement; (3) the ability to meet applicable listing standards following the consummation of the transactions contemplated by the Transaction Agreement; (4) the risk that the proposed transaction disrupts current plans and operations of Envigo as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the proposed Business Combination; (7) changes in applicable laws or regulations; (8) the possibility that Envigo may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties indicated from time to time in the final prospectus of AHPAC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by AHPAC. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. AHPAC and Envigo undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Anyone using the presentation does so at their own risk and no responsibility is accepted for any losses which may result from such use directly or indirectly. Investors should carry out their own due diligence in connection with the assumptions contained herein. The forward-looking statements in this press release speak as of the date of this release. Although AHPAC may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so whether as a result of new information, future events, changes in assumptions or otherwise except as required by securities laws.

David Burgstahler

President and CEO, Avista Healthcare Public Acquisition Corp.

Good morning, this is David Burgstahler, President and CEO of Avista Health Care Public Acquisition Corp.

I welcome you to the call to discuss the business combination of Avista Healthcare Public Acquisition Corp., which trades on the NASDAQ under the symbol AHPA with Envigo International Holdings Inc., a leading early stage contract research organization, or CRO, providing a diverse set of non-clinical discovery and safety assessment services for the biopharmaceutical, chemical and crop  protection industries as well as laboratory animal science tools.

Before we start I would like to remind you that comments today regarding Avista’s and Envigo’s future business plans prospects and financial performance are forward looking statements that we make pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are made based on management’s current knowledge and assumptions about future events and they involve risks and uncertainties that could cause actual results to differ materially from our expectations. In providing projections and other forward-looking statements. The company disclaims any intent or obligation to update them. For additional information on important factors that could affect these expectations, please see our annual report for the year ending Dec 31st 2016 and our subsequent filings made with the U.S. Securities and Exchange Commission.

EBITDA, Adjusted EBDITA, and related pro forma information are supplemental measures of Envigos ability to service debt that are not required by or presented in accordance with US GAAP. EBITDA and Adjusted EBIDTA, are not measurements of Envigo’s financial performance under GAAP and neither should be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating activity as a measure of liquidity.

Just a note that this communication does not constitute an offer to sell or solicitation of any offer to buy any securities or solicitation of any vote or approval. In connection with the proposed merger, the companies intend to file a proxy statement prospectus with the SEC, and you should read the proxy statement when it becomes available because it will contain important information. Both companies and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders in respect to the proposed merger. Information about our directors and executive officers is set forth in our 10-K filed with the SEC. You may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed merger when it becomes available.

We’re delighted to announce the signing of a definitive agreement to acquire Envigo. The combined company will have an anticipated initial enterprise value of approximately $924 million, or 10.6 times Envigo’s estimated Calendar Year 2018 Adjusted EBITDA.

Let me provide you with a quick recap on Avista Healthcare Public Acquisition Corp. We raised $310 million in October of 2016 with the objective of consummating an attractive business combination. We have evaluated a number of businesses since then, but were most impressed by Envigo, on a number of fronts. Envigo represented an ideal target for AHPA given its financial profile, growth opportunities, leading market position in an attractive industry, diverse blue-chip customer base and strong business fundamentals at what we view as an attractive entry point valuation relative to the publicly traded comparables. The team at Avista has deep experience in investing in the CRO sector, and we are excited that Envigo falls squarely in one of our areas of expertise.

I’ll now provide you with high level overview of the transaction. Note that AHPA will file a merger proxy as well as a more detailed presentation and information over the coming weeks.

We plan to schedule a conference calls or meetings with the Envigo management team for our investors over the next several weeks. As I go through the following presentation, I will refer to the relevant pages on today’s prepared materials.

Transaction Overview

Please see page 5 for the transaction overview. Pro forma enterprise value for the transaction is $924 million, and that, as I mentioned, represents a multiple of 10.6 times 2018 estimated Adjusted EBITDA of $87 million. We are estimating that pro forma net leverage will equal approximately 3.9 times Adjusted LTM EBITDA. The majority of Envigo’s existing shareholders including Trevi Health Capital will remain committed long-term partners by rolling over a significant portion of their equity, representing 46% of the pro forma equity of the combined company.

Envigo shareholders will also receive cash consideration at closing and AHPA founder shares. In addition, Envigo shareholders will also purchase 25% of the private placement warrants held by AHPA’s sponsor. This alignment of interests is important and signifies each party’s confidence in the company’s growth prospects.

In terms of management and governance, there will be at least seven members on the board of directors, including at least four independent directors. The board will include at least 2 Avista representatives and certain members of the current Envigo board. Dr. Adrian Hardy, the current President and CEO of Envigo, will continue in that position and will also serve on the board. The combined entity is expected to be listed on the NASDAQ. We expect the transaction to be consummated before year end.

As I mentioned earlier, this deal comes at an attractive valuation relative to the public comparables and represents a tremendous platform to generate attractive returns for our investors in a sector that Avista knows well. There’s also a significant margin improvement opportunity for the company over the next several years as we see EBITDA margins, currently in the high teens trending into the low to mid 20% area over the long term. We also believe there are numerous opportunities for Envigo to increase its size and scale through organic growth as well as strategic and accretive acquisitions in both its Contract

Research and Research Models segments. Finally, Envigo has an experienced management team with a strong track record of growing EBITDA, generating free cash flow and integrating value-added acquisitions. With that, I’d like to turn it over to Dr. Adrian Hardy, President and CEO of Envigo, whose presentation begins on page 10 in the prepared material.

Adrian Hardy

Chief Executive Officer, Envigo

Thank you, David, and Good Morning everybody. The leadership team at Envigo is thrilled to partner with Avista and bring our growing company to the public markets, further raising our profile with our biopharmaceutical clients and talent across the industry, and allowing us to more efficiently access capital to fuel further growth and increase our competitiveness in the attractive R&D services market. As David mentioned, Envigo is a global leader in non-clinical CRO services and is positioned very favorably in the two markets we primarily serve, with leading positions in the fast-growing safety assessment, or toxicology, industry and the established research models market. We believe our strategy is to provide superior quality products and services to our customers, and to work together with them to build a healthier and safer world, will help drive our success in capitalizing on the strong growth opportunities in our marketplace.

We believe that the non-clinical contract research services market remains highly attractive and is expected to grow at mid to high single digits annually over the next 4 years. It’s a very large, $4 billion market globally, but still meaningfully underpenetrated from an outsourcing perspective as we see many opportunities to help our biopharmaceutical customers move their fixed in-house non-clinical costs to a more productive and efficient variable model by leveraging the outsourced CRO business model.

In terms of our offering to customers, we provide mission-critical products and services to the pharmaceutical, chemical, crop protection and academic markets through our contract research services business (which we refer to as CRS) and our research models & services business (which we refer to as RMS). So, let me provide a brief overview of each segment.

First our CRS segment, which contributes approximately 60% of our total revenue, provides a comprehensive suite of services such as safety assessment (for example, toxicology studies), analytical chemistries and environmental risk assessment to help, for example, biopharmaceutical companies bring their new drugs to market. We are one of the leading players in safety assessment, serving hundreds of customers ranging from the biggest pharmaceutical companies to small and emerging biotech organizations from our 8 facilities in the US, Europe and the Middle East.  Our global presence and full-service capabilities help us win preferred provider contracts with large multinational customers. We believe we are one of only three global companies that can perform end-to-end non-clinical testing from early development to product registration, for both biologics and small molecules.

We firmly believe that the market growth drivers for Envigo’s CRS business are strong, supported by end market outsourcing trends, big pharma’s preference for global CRO vendors and a robust environment of funding for non-clinical research.

Our recent orders performance provides further evidence of this growth trend, as on a consistent currency basis CRS net orders in the first half of this year were up more than 30% versus the prior year period. This broad-based order intake was across diverse customer types and lines of business. And we also have a robust pipeline for RFP opportunities in the second half of 2017 that we believe will provide for continued strength in orders.

I would now like to discuss the RMS segment, which contributes the remaining 40% of our revenue. RMS provides research-quality animals, standard and custom diets, and related services in support of innovative drug discovery and drug development research.

RMS offers a range of products and services to a diverse set of customers, including R&D-based life science companies, other CROs, and academic and government institutions. These include research-quality animals as well as custom diets, bedding and enrichments products for laboratory animals. We have 21 operating facilities across North America, Europe, the Middle East, and Asia. And this business provides very high product stickiness as customers focus on avoiding variability in their data.

With more than 80 years of experience in RMS and facilities adhering to the highest and consistent quality standards, we tend to be our customers’ preferred partners in supplying genetically consistent animal models time after time, and thus developing relationships that stretch back several decades.

Looking at the combined CRS and RMS organization, we believe that there are a number of compelling organic and inorganic growth opportunities for Envigo. Organically, our focus remains on revenue growth and margin expansion. On the revenue front, we will continue to expand our coverage of large pharma accounts with a more focused commercial strategy that leverages introductions between CRS and RMS into cross-selling opportunities for key customers; we will broaden relationships within the biotech sector with an expanded and more efficient salesforce; and will build on the scientific expertise in our biologics and inhalation services, and all whilst enjoying favorable industry tailwinds.

Additionally, we have identified specific operational initiatives to drive continued margin expansion, including consolidation of certain back office functions and a more efficient facility footprint in RMS. As we benchmark our margins to our competitors, we believe there is achievable, and meaningful upside relative to our current profitability levels.

On the inorganic side, we have identified several potential acquisition candidates for both CRS and RMS which would enhance our geographic presence and product capabilities. Furthermore, we believe these potential acquisitions could be consummated at attractive synergized valuations.

As a public market story, the access to equity markets to finance future growth will be invaluable for Envigo. With added resources and coverage as a public company, our prospects look even brighter and pages 29 and 30 of the prepared materials outline the financial projections we are assuming. And please note that these projections assume only organic growth.

Last but not least, I’d like to call out Envigo’s most important asset: my 3,300 colleagues around the globe. Without their enthusiasm to delight our customers with high quality products and services whilst progressing our scientific and technological capabilities, the transaction we are announcing today would not be possible. In addition, I must also emphasize that having a management team with the right experience is an important differentiating factor in this industry. We are extremely fortunate to have assembled a leadership team with a proven track record and diverse experience from both inside and outside our industry. And I’m confident that this team will help Envigo to capitalize on the growth opportunity that we have in front of us and create significant value for all our stakeholders.

I thank you again for everyone’s time and please stay tuned in for more information in the coming days and weeks.

This now ends the call and I thank you for your attendance on it.